Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

G. Mike Mikan Joins

Best Buy Board of Directors

MINNEAPOLIS – April 11, 2008 – Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of G. Mike Mikan, to its board of directors. Mikan, executive vice president and chief financial officer of UnitedHealth Group Incorporated, will be a Class 2 director with a term expiring in 2009.

“We are delighted to welcome Mike Mikan to Best Buy’s board of directors,” said Richard Schulze, Best Buy’s founder and chairman of the board. “With his deep financial experience, Mike will be a valuable addition to our board. We think his guidance and judgment will be important as we continue to grow Best Buy into the future.”

Mike Mikan was appointed executive vice president and chief financial officer, UnitedHealth Group, in November 2006. Mikan previously served as chief financial officer for UnitedHealthcare and chief financial officer for Specialized Care Services (now OptumHealth). Prior to these positions, Mikan was an executive in UnitedHealth’s Corporate Development group, which is responsible for merger and acquisition activities.

The company’s shareholders will be asked to ratify the appointment of Mikan to the Best Buy board of directors at the regular meeting of shareholders scheduled for June 25, 2008.  With the addition of Mikan, the size of the Best Buy board of directors stands at 12.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com,

BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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